                                                                    EXHIBIT 99.1














             ORION POWER HOLDINGS, INC. AUDITED FINANCIAL STATEMENTS

                           ORION POWER HOLDINGS, INC.
                          INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Orion Power Holdings, Inc.:

Report of Independent Public Accountants........................................................................F-2

Consolidated Balance Sheets as of December 31, 2000 and 2001....................................................F-3

Consolidated Statements of Operations for the Years Ended December 31, 1999,
     2000 and 2001..............................................................................................F-5

Consolidated Statements of Changes in Stockholders' Equity for the Years
     Ended December 31, 1999, 2000 and 2001.....................................................................F-6

Consolidated Statements of Cash Flows for the Period for the Years Ended
     December 31, 1999, 2000 and 2001...........................................................................F-7

Notes to Consolidated Financial Statements as of December 31, 1999, 2000 and 2001...............................F-8

Report of Independent Public Accountants

To Orion Power Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Orion Power Holdings, Inc. (a Delaware corporation) and subsidiaries (Orion Power) as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Orion Power's management. Our responsibility is to express an option on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orion Power Holdings, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective January 1, 2001, Orion Power changed its method of accounting for derivative financial instruments.

/s/  Arthur Andersen LLP

Vienna, Virginia
February 19, 2002

                   Orion Power Holdings, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                        as of December 31, 2000 and 2001
                        (In thousands, except share data)

                                                                DECEMBER 31,               DECEMBER 31,
                                                                    2000                       2001
                                                                 ----------                 ----------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                     $  135,834                 $  183,719
   Restricted cash                                                  283,426                    336,714
   Accounts receivable, net of allowance for bad
     debts of $1,458 and $1,631 at December 31, 2000
     and December 31, 2001, respectively                            154,777                    134,113
   Inventories and supplies                                          44,881                     58,969
   Deferred income tax asset                                         14,920                      3,754
   Derivative assets                                                   --                       13,472
   Prepaid expenses and other current assets                         28,307                     22,544
                                                                 ----------                 ----------
Total current assets                                                662,145                    753,285

PROPERTY AND EQUIPMENT, NET                                       3,083,546                  3,350,893

OTHER NONCURRENT ASSETS:
   Prepaid expenses and other noncurrent assets                      12,134                      7,089
   Derivative assets                                                   --                       11,563
   Identifiable purchased intangibles, net of
     accumulated amortization of $4,998 and $10,203
     at December 31, 2000 and December 31, 2001,
     respectively                                                    70,786                     65,734
   Goodwill, net of accumulated amortization of
     $0 and $857 at December 31, 2000 and
     December 31, 2001, respectively                                   --                      101,972
   Deferred financing costs, net of accumulated
     amortization of $13,587 and $30,084 at
     December 31, 2000 and December 31, 2001,
     respectively                                                    41,579                     37,762
                                                                 ----------                 ----------
Total other noncurrent assets                                       124,499                    224,120
                                                                 ----------                 ----------
Total assets                                                     $3,870,190                 $4,328,298
                                                                 ==========                 ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                              $  111,338                 $   76,336
   Accrued expenses                                                  56,373                     26,432
   Accrued interest                                                  18,641                     17,276
   Deferred revenue                                                   1,836                      1,875
   Current portion of long-term debt                                    261                  1,614,334
   Derivative liabilities                                              --                        3,090
                                                                 ----------                 ----------
Total current liabilities                                           188,449                  1,739,343

Long-term debt                                                    2,367,637                    870,000
Deferred income tax liabilities                                       8,931                      1,204
Derivative liabilities                                                 --                       88,634
Other long-term liabilities                                          50,391                     47,487
                                                                 ----------                 ----------
Total liabilities                                                 2,615,408                  2,746,668
                                                                 ==========                 ==========

COMMITMENTS AND CONTINGENCIES (SEE NOTE 8)

                 The accompanying notes are an integral part of
                       these consolidated balance sheets.

                   Orion Power Holdings, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                        as of December 31, 2000 and 2001
                        (In thousands, except share data)

                                                                DECEMBER 31,               DECEMBER 31,
                                                                    2000                       2001
                                                                 ----------                 ----------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 200,000,000 shares
    authorized; 93,095,926 and 103,648,909 shares
    issued and outstanding at December 31, 2000
    and December 31, 2001, respectively                                 931                      1,037
  Additional paid-in capital                                      1,230,467                  1,503,891
  Deferred compensation                                              (3,359)                    (1,763)
  Notes receivable from officers                                     (5,916)                    (3,736)
  Accumulated other comprehensive loss                                 --                      (51,061)
  Retained earnings                                                  32,659                    133,262
                                                                -----------                -----------
Total stockholders' equity                                      $ 1,254,782                $ 1,581,630
                                                                -----------                -----------
Total liabilities and stockholders' equity                      $ 3,870,190                $ 4,328,298
                                                                ===========                ===========

                 The accompanying notes are an integral part of
                       these consolidated balance sheets.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     1999                    2000                      2001
                                                  ---------               ---------               -----------
OPERATING REVENUES                                $ 134,074               $ 957,569               $ 1,178,380

OPERATING EXPENSES:
Fuel                                                 20,463                 437,763                   470,433
Gain on derivative instruments                         --                      --                     (11,919)
Operations and maintenance                           22,732                  97,607                   129,413
General and administrative                           16,755                  37,082                    58,315
Taxes other than income taxes                        20,785                  60,751                    57,388
Depreciation and amortization                        18,938                 103,196                   137,932
Cost on buyout of operations and
  maintenance contracts with
  related party                                        --                    19,000                      --
                                                  ---------               ---------               -----------
Total operating expenses                             99,673                 755,399                   841,562
OPERATING INCOME                                     34,401                 202,170                   336,818

INTEREST INCOME                                       1,824                  15,281                    21,529

INTEREST EXPENSE                                    (25,767)               (168,670)                 (202,825)
                                                  ---------               ---------               -----------
INCOME BEFORE PROVISION FOR
   INCOME TAX                                        10,458                  48,781                   155,522

INCOME TAX PROVISION                                  4,796                  20,242                    54,919
                                                  ---------               ---------               -----------
NET INCOME                                        $   5,662               $  28,539               $   100,603
                                                  =========               =========               ===========

Earnings per average common share:
   Basic5                                         $    0.39               $    0.46               $      1.02
                                                  =========               =========               ===========
   Diluted                                        $    0.38               $    0.44               $      0.97
                                                  =========               =========               ===========

                 The accompanying notes are an integral part of
                      these consolidated financial sheets.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                                      Notes        Accumulated
                                                                        Additional                   Receivable        Other
                                               Common Stock               Paid-In       Deferred        From       Comprehensive
                                           Shares          Amount         Capital      Compensation   Officers         Loss
                                        ------------     ----------     -----------    ------------   --------      ----------
Balance, December 31, 1998              $  1,864,542     $       19     $    18,626      $  --        $    (35)     $    --
    Sale of common stock, net
      of fees                             34,298,087            343         382,623         --            (636)          --
    Distribution to stockholders                --             --            (9,750)        --            --             --
    Deferred compensation pursuant
      to issuance of stock options              --             --             1,917       (1,917)         --             --
    Amortization of deferred
      compensation                              --             --              --            106          --             --
  OTHER COMPREHENSIVE INCOME (LOSS)
    Net income                                  --             --              --           --            --             --

  COMPREHENSIVE INCOME

                                        -----------------------------------------------------------------------------------------
Balance, December 31, 1999                36,162,629            362         393,416       (1,811)         (671)          --
    Sale of common stock, net
      of fees                             56,933,297            569         851,250         --          (5,001)          --
    Distribution to stockholders                --             --           (17,050)        --            --             --
    Deferred compensation pursuant
      to issuance of stock options              --             --             2,851       (2,851)         --             --
    Amortization of deferred
      compensation                              --             --              --          1,303          --             --
    Change in notes receivable                  --             --              --           --            (244)          --

  OTHER COMPREHENSIVE INCOME (LOSS)

    Net Income                                  --             --              --           --            --             --
  Comprehensive income
                                        -----------------------------------------------------------------------------------------
Balance, December 31, 2000                93,095,926            931       1,230,467       (3,359)       (5,916)          --
    Sale of common stock, net
      of fees                             10,552,983            106         272,497         --            --             --
    Change in notes receivable                  --             --              --           --           2,180           --
    Amortization of deferred
      compensation                              --             --              --          1,596          --             --
    Tax benefit from exercise of
      stock options                             --             --               927         --            --             --
  Other comprehensive income
    (loss), net of tax
    Cumulative effect of adoption
      of SFAS No. 133                           --             --              --           --            --          (33,330)
    Net loss from current period
      hedging transactions                      --             --              --           --            --          (17,731)
    Net income                                  --             --              --           --            --             --

  COMPREHENSIVE INCOME

                                        -----------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001              $103,648,909     $    1,037     $ 1,503,891      $(1,763)     $ (3,736)     $ (51,061)
                                        ============     ==========     ===========      =======      ========      =========

                                            Retained                      Comprehensive
                                            Earnings          Total           Income
                                          -----------      -----------    -------------
Balance, December 31, 1998                $    (1,542)     $    17,068
    Sale of common stock, net
      of fees                                    --            382,330
    Distribution to stockholders                 --             (9,750)
    Deferred compensation pursuant
      to issuance of stock options               --               --
    Amortization of deferred
      compensation                               --                106
  OTHER COMPREHENSIVE INCOME (LOSS)
    Net income                                  5,662            5,662      $   5,662
                                                                            ---------
  COMPREHENSIVE INCOME                                                      $   5,662
                                                                            ---------
                                          -------------------------------------------
Balance, December 31, 1999                      4,120          395,416
    Sale of common stock, net
      of fees                                    --            846,818
    Distribution to stockholders                 --            (17,050)
    Deferred compensation pursuant
      to issuance of stock options               --               --
    Amortization of deferred
      compensation                               --              1,303
    Change in notes receivable                   --               (244)
  OTHER COMPREHENSIVE INCOME (LOSS)
    Net Income                                 28,539           28,539      $  28,539
                                                                            ---------
  Comprehensive income                                                      $  28,539
                                                                            ---------
                                          -------------------------------------------
Balance, December 31, 2000                     32,659        1,254,782
    Sale of common stock, net
      of fees                                    --            272,603
    Change in notes receivable                   --              2,180
    Amortization of deferred
      compensation                               --              1,596
    Tax benefit from exercise of
      stock options                              --                927
  Other comprehensive income
    (loss), net of tax
    Cumulative effect of adoption
      of SFAS No. 133                            --            (33,330)       (33,330)
    Net loss from current period
      hedging transactions                       --            (17,731)       (17,731)
    Net income                                100,603          100,603        100,603
                                                                            ---------
  COMPREHENSIVE INCOME                                                      $  49,542
                                                                            ---------
                                          -------------------------------------------
BALANCE, DECEMBER 31, 2001                $   133,262      $ 1,581,630
                                          ===========      ===========

                 The accompanying notes are an integral part of
                      these consolidated financial sheets.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000, AND 2001
                                 (IN THOUSANDS)

                                                                             1999            2000           2001
                                                                         -----------     -----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $     5,662     $    28,539     $ 100,603
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
      Deferred income taxes                                                    3,017          (8,000)       30,986
      Deferred compensation                                                      106           1,303         1,596
      Tax benefit from exercise of options                                      --              --             927
      Gain on derivative financial instruments                                  --              --         (11,919)
      Interest income on officers note receivable                                (21)           (244)         (318)
      Cost of buyout of operations and maintenance
        contracts with related party                                            --            18,900          --
      Depreciation and amortization                                           21,116         114,496       154,429
      Change in assets and liabilities:
             Restricted cash                                                 (30,243)       (169,268)      (53,288)
             Accounts receivable                                             (37,249)       (117,506)       20,664
             Inventories and supplies                                         (4,182)          7,930       (14,088)
             Prepaid expenses and
               other current assets                                            6,004         (13,928)        5,763
             Prepaid expenses and
               other noncurrent assets                                         3,164          (2,147)        5,045
             Accounts payable                                                 23,166          83,286       (35,002)
             Accrued expenses                                                 14,185          36,260       (29,941)
             Other long-term liabilities                                         397           3,629        (2,904)
             Deferred revenue                                                  1,794              42            39
             Accrued interest                                                  3,540          13,952        (1,365)
                                                                         -----------     -----------     ---------
      Net cash provided by (used in) operating activities                     10,456          (2,756)      171,227
                                                                         -----------     -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of property, equipment and related
        assets in acquisitions                                            (1,024,332)     (1,975,252)      (26,336)
      Purchase of property and equipment in operations                       (22,835)       (137,881)     (475,863)
                                                                         -----------     -----------     ---------
      Net cash used in investing activities                               (1,047,167)     (2,113,133)     (502,199)
                                                                         -----------     -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Issuance of common stock, net                                          382,330         756,832       272,603
      Distributions to stockholders                                           (9,750)        (17,050)         --
      Payments from officers' notes receivable                                  --              --           2,498
      Proceeds from debt                                                     720,000       1,629,537       448,400
      Payments on debt                                                        (4,000)       (109,333)     (331,964)
      Funding of reserve accounts established
        with Credit Agreement (restricted cash)                              (26,000)        (55,000)
      Payments on deferred financing fees                                    (17,941)        (31,812)      (12,680)
      Proceeds from notes payable to shareholders                            110,539            --            --
      Payments on notes payable to shareholders                              (41,188)           --            --
      Payment on note payable                                                   (333)           --            --
                                                                         -----------     -----------     ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                            1,113,657       2,173,174       378,857
                                                                         -----------     -----------     ---------
      NET CHANGE IN CASH AND CASH EQUIVALENTS                                 76,946          57,285        47,885

      CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           1,603          78,549       135,834
                                                                         -----------     -----------     ---------
      CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                        $    78,549     $   135,834     $ 183,719
                                                                         ===========     ===========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

      Cash paid for:
          Interest                                                       $    20,070     $   144,436     $ 188,930
                                                                         ===========     ===========     =========
          Income taxes                                                   $       640     $    25,111     $  55,632
                                                                         ===========     ===========     =========
      Noncash disclosure:
                                                                         ===========     ===========     =========
          Notes receivable from officers                                 $       615     $     5,001     $    --
                                                                         ===========     ===========     =========
          Other long-term liabilities assumed
                                                                         ===========     ===========     =========
            in acquisition                                               $    21,990     $    24,375     $    --
                                                                         ===========     ===========     =========
          Conversion of note payable to equity                           $      --       $    71,086     $    --
                                                                         ===========     ===========     =========
          Debt assumed at acquisition                                    $      --       $   131,100     $    --
                                                                         ===========     ===========     =========

                 The accompanying notes are an integral part of
                      these consolidated financial sheets.

ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 2001

1.       ORGANIZATION

Orion Power Holdings, Inc. (Orion Power or the Company) and subsidiaries, a Delaware corporation, is engaged in the business of acquiring, developing, owning and managing electric power generating facilities in North America. Orion Power was incorporated on March 10, 1998, by Constellation Power Source, Inc.
(CPS), a Delaware corporation and an affiliate of Baltimore Gas and Electric Company (BG&E), and GS Capital Partners II, L.P. along with certain other affiliated private investment funds managed by Goldman, Sachs & Co. (collectively GSCP). On November 5, 1999, certain affiliates of Mitsubishi Corporation (Mitsubishi) and Tokyo Electric Power Company International B.V. (TEPCO) became stockholders of Orion Power. In December 1999, CPS transferred its interest in Orion Power to an affiliate - Constellation Enterprises, Inc. (Constellation). In December 2001, Constellation transferred its interest in Orion Power to two of its affiliates - Constellation Holdings, Inc. and Constellation Real Estate, Inc.

On February 19, 2002, Orion Power was acquired by merger by a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources). As a result, Orion Power became a wholly owned subsidiary of Reliant Resources, which files reports with the Securities and Exchange Commission.

There are significant risks associated with the Company's business, including possible changes in federal and state government regulations, possible increased environmental regulations and changing market structures. As the impact of the deregulation of the energy industry evolves in areas in which Orion Power operates, certain changes may adversely impact the Company's operations. However, since Orion Power operates in several markets (see Note 3) and has certain long-term contracts in place, management does not believe that such changes would have an immediate adverse impact on operations.

2.       Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of Orion Power and its wholly owned subsidiaries. All material intercompany transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The purchase prices of the acquisitions (see Note 3) were allocated to the acquired assets, including identifiable intangible assets, goodwill and assumed liabilities. Property and equipment, goodwill, and intangible assets were recorded based on the advice of independent valuation experts. Certain assets and liabilities have been recorded based on estimates and are subject to adjustment based upon receipt of final information or resolution of uncertainties. As of December 31, 2000, Orion Power has reallocated certain identifiable intangible assets to generation assets based on the advice of independent valuation experts.

Cash and Cash Equivalents

Orion Power considers all investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes cash, which is restricted under the terms of certain wholly owned subsidiaries' credit and operating agreements. Restricted cash includes amounts restricted for major maintenance, debt service, and operations and maintenance costs (see Note 5).

Inventories and Supplies

Inventories and supplies are valued at the lower of cost or market using the weighted average cost method. Inventories and supplies are comprised of the following as of December 31, 2000 and 2001 (in thousands):

                                                2000             2001
                                               -------          -------
            Fuel                               $17,439          $31,029
            Supplies                            27,442           27,940
                                               -------          -------
                                               $44,881          $58,969
                                               =======          =======

Property and Equipment

Property and equipment is recorded at cost or is recorded based on a valuation performed by an independent expert at the time of acquisition and is depreciated on a straight-line basis over the useful life of the asset. The valuations considered the current replacement cost for similar capacity, market value and discounted cash flows. Other equipment is carried at cost or at the fair value determined at acquisition.

As of December 31, 2000 and 2001, the components of property and equipment, net are as follows (in thousands):

                                            2000             2001          Useful Lives
                                         ----------       ----------       ------------
 Structures and improvements           $    637,650     $    643,895          15-40
 Production assets                        1,640,693        1,969,587          10-30
 Accessories and other equipment            458,152          401,041           3-30
                                         ----------       ----------
                                          2,736,495        3,014,523
 Less:  accumulated depreciation           (116,861)        (247,543)
                                         ----------       ----------
                                          2,619,634        2,766,980
 Land                                        66,610           70,636
 Construction in progress                   397,302          513,277
                                         ----------       ----------
 Property and equipment, net             $3,083,546       $3,350,893
                                          =========       ==========

Depreciation expense for the years ended December 31, 1999, 2000 and 2001 was (in thousands) $18,081, $99,026 and $131,870, respectively.

Repairs and maintenance costs are expensed as incurred.

Construction in progress is attributable to projects under development during 2001. Orion Power capitalizes interest on projects during the development and construction period. There was (in thousands) $3,885 and $23,796 of capitalized interest as of December 31, 2000 and 2001, respectively.

Project Development Costs

Project development costs represent amounts incurred for professional services, direct salaries, permits, options on real property and other direct incremental costs related to the development of new property and equipment, principally electric generating facilities. These costs are expensed as incurred until development reaches a stage when it is probable that the project will be completed. A project is considered probable of completion upon meeting one or more milestones, which may include a power sales contract or securing construction or operating permits, among others. Project development costs that are incurred after a project is considered probable of completion but prior to starting physical construction are capitalized. Project development costs are included in construction in progress when physical construction begins. Orion Power periodically assesses project development costs for impairment. Project development costs are included in prepaid expenses and other noncurrent assets in the accompanying consolidated balance sheets.

Goodwill and Identifiable Purchased Intangibles

Goodwill represents the excess of cost over identifiable net assets acquired in a business acquisition. Historically, goodwill was amortized over 30 years.

Identifiable purchased intangibles include certain Federal Energy Regulatory Commission (FERC) licenses for its hydroelectric plants. These items are recorded based on an estimated fair value determined from an independent expert valuation and amortized on a straight-line basis over the life of the related license, ranging from 8 to 40 years.

The balance in goodwill and identifiable purchased intangibles as of December 31, 2000 and 2001, included the following (in thousands):

                                                     2000                2001
                                                   --------           ---------
Goodwill (Note 3)                                  $   --             $ 102,829
FERC licenses                                        60,348              60,348
POLR contract (Note 3)                               14,288              14,288
Other                                                 1,148               1,301
Accumulated amortization                             (4,998)            (11,060)
                                                   --------           ---------
Total                                              $ 70,786           $ 167,706
                                                   ========           =========

Amortization expense related to goodwill and identifiable purchased intangibles for the years ended December 31, 1999, 2000 and 2001, was (in thousands) $857, $4,170 and $6,062, respectively.

Deferred Financing Costs

Financing costs, consisting primarily of the costs incurred to obtain debt financing, are deferred and amortized using the effective interest method, over the term of the related permanent financing. Amortization expense is included in interest expense on the accompanying statements of operations.

DERIVATIVE INSTRUMENTS

Derivative instruments (Derivatives) are contracts which typically derive value from changes in interest rates, foreign exchange rates, credit spreads, prices of securities or financial or commodity price indices. The timing of cash receipts and payments for derivatives is generally determined by contractual agreement. Derivatives can be either standardized contracts that are traded on an organized exchange or privately negotiated contracts. Futures contracts are examples of standard exchange-traded derivatives. Privately negotiated derivative contracts include forwards, interest rate swaps and certain option contracts. The Company enters into interest rate swap agreements and commodity forward contracts as an end user for purposes other than trading. Derivatives used for purposes other than trading serve to economically hedge variable cash flows on floating rate debt and hedging the purchase and sale price of various commodities.

Interest rate swaps are contractual agreements to exchange periodic interest payments at specified intervals. The notional amounts of interest rate swaps are not exchanged; they are used in conjunction with the agreed-upon fixed and/or floating interest rates to calculate the periodic interest payments.

Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price. Commodity forwards are privately negotiated agreements to purchase or sell a specific amount of a commodity at an agreed-upon price and settlement date.

The Company accounts for its derivative instruments at fair value as assets or liabilities. All derivatives held by the Company either qualify as cash flow hedges or are accounted for with no hedging designation. To qualify for cash flow hedge accounting, the hedge relationship must be formally designated and documented at inception and be anticipated to be highly effective. If the requirements for hedge accounting are not met, the Company classifies the derivative as no hedging designation, accounting for derivative fair value changes currently through the statement of operations.

The Company reports interest rate swaps at fair value with changes in the swap fair value reported in either other comprehensive loss (OCL) or earnings as determined by whether the contract is designated in a qualifying hedge relationship. For interest rate swaps qualifying for hedge accounting, the effective portion of the gains/losses on the interest rate swaps are reported as a component of OCL. Deferred gains and losses from effective hedge relationships will be reclassified into earnings as adjustments to interest expense over the life of the forecasted variable interest payments being hedged. If the swap does not qualify for hedge accounting, any change in fair value is reported currently in earnings.

The Company accounts for financial contracts for the forward purchase and sale of various commodities as derivatives at fair value. The classification for reporting the change in fair values depends on whether the contract qualifies for hedge accounting. For those contracts that qualify for hedge accounting, the effective portion of the derivative fair value change for those contracts are reported as a component of OCL. Gains/losses on the commodity forward contracts are reclassified from OCL to earnings in the same period(s) that the hedged forecasted transactions involving the commodity impacts earnings. For those commodity contracts to which hedge accounting is not applied, the Company reports any change in fair value currently in earnings.

The Company also has certain commodity purchase contracts for the physical delivery of goods in quantities expected to be used in the normal course of business. These contracts meet the definition of a derivative, however, they are considered to be exempt from the requirement to record the contract on the financial statements under the normal purchases and sales exception, and thus are not reflected on the balance sheet at fair value.

In October 2001, amended in December 2001, the Financial Accounting Standards Board (FASB) approved two interpretations issued by the Derivatives Implementation Group (DIG) that change the definitions of normal purchase and sales for certain power and commodity contracts. Certain of our derivative commodity contracts may no longer be exempt from the requirements of SFAS No.
133. We are evaluating the impact of the implementation guidance on our financial statements and will implement this guidance, as applicable, on a prospective basis.

Income Taxes

Orion Power accounts for income taxes under the asset and liability method prescribed by Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," and, accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using existing enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates would be recognized in income in the period that includes the enactment date.

Asset Impairment

Orion Power periodically reviews its long-lived assets, including property and equipment, and identifiable purchased intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of an asset, an impairment loss would be recognized.

Revenue Recognition

Revenues from the sale of electricity are recorded based on output delivered and capacity provided at rates specified under contract terms or received in the wholesale marketplace.

CUSTOMER CONCENTRATION

For the year ended December 31, 1999, revenues recognized on contracts with Niagara Mohawk Power Corporation (Niagara Mohawk), Consolidated Edison Company of New York, Inc. (Consolidated Edison) and the New York Independent System Operator (NY-ISO) were approximately $30,961,000, $72,481,000, and $22,237,000, representing approximately 23, 54 and 17 percent of total operating revenue, respectively.

For the year ended December 31, 2000, revenues recognized on contracts with Niagara Mohawk, the NY-ISO and Duquesne Light Company were approximately $92,376,000, $413,157,000, and $283,389,000, representing approximately 10, 43 and 30 percent of total operating revenue, respectively.

Accounts receivable from the NY-ISO and Duquesne Light Company as of December 31, 2000, were approximately $64,236,000, and $65,434,000, representing approximately 42 and 42 percent of the total accounts receivable balance, respectively.

For the year ended December 31, 2001, revenues recognized on contracts with the NY-ISO and Duquesne Light Company were approximately $567,111,000, and $405,815,000, representing approximately 48 and 34 percent of total operating revenue, respectively.

Accounts receivable from the NY-ISO and Duquesne Light Company as of December 31, 2001, were approximately $38,782,000 and $68,090,000, representing 29 and 51 percent of the total accounts receivable balance, respectively.

STOCK-BASED COMPENSATION

As described in Note 9, Orion Power accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

EARNINGS PER SHARE

Basic net income per share is computed by dividing income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income per share data is computed using the weighted-average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive.

COMPREHENSIVE INCOME

The Company's comprehensive income consists of net income and other items recorded directly to the equity accounts. The objective is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. The Company's other comprehensive loss consists principally of gains and losses on derivative instruments that qualify for cash flow hedge treatment.

ACCOUNTING CHANGE

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 133, (the Statement) as amended by SFAS Nos. 137 and 138. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portions of the changes in fair value of the derivative are recorded in OCL and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized as earnings.

The adoption of the Statement resulted in a one-time pre-tax reduction of approximately $57,000,000 ($33,330,000 after taxes) to OCL, a component of Stockholders' Equity. The reduction to OCL resulted from the recognition of the Company's contracts meeting the definition of a derivative at fair value.

At December 31, 2001, the Company had net derivative assets of approximately $25,000,000, derivative liabilities of approximately $92,000,000 and OCL of approximately $(51,000,000), after tax, related to fair values of the Company's derivatives.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This standard prohibits the use of pooling-of-interests method of accounting for business combinations initiated after June 30, 2001, and applies to all business combinations accounted for under the purchase method that are completed after June 30, 2001. The Company does not expect that implementation of this standard will have a significant impact on its financial statements.

Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This standard eliminates the amortization of goodwill, and requires goodwill to be reviewed periodically for impairment. This standard also requires the useful lives of previously recognized intangible assets to be reassessed and the remaining amortization periods to be adjusted accordingly. This standard is effective for fiscal years beginning after December 15, 2001, for all goodwill and other intangibles assets recognized on our balance sheet at that date, regardless of when the assets were initially recognized. The Company does not expect that implementation of this standard will have a significant impact on its financial statements.

In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard is effective for fiscal years beginning after June 15, 2002, and provides accounting requirements for asset retirement obligations associated with tangible long-lived assets. The Company does not expect the implementation of this standard will have a significant impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes FASB Statement No. 121 but retains Statement 121's fundamental provisions for
(a) recognition/measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This standard also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. This standard is effective for fiscal years beginning after December 15, 2001. The Company does not expect that implementation of this standard will have a significant impact on its financial statements.

RECLASSIFICATIONS

Certain 2000 balances have been reclassified to conform with the current year financial statement presentation.

3.   ACQUISITIONS

1999 ACQUISITIONS

NIAGARA MOHAWK. On July 30, 1999, Orion Power, through its wholly owned subsidiary Erie Boulevard Hydropower, L.P. (Erie Blvd.), purchased certain hydroelectric generating assets and assumed certain liabilities (see Notes 7 and 8) from Niagara Mohawk, for approximately $425,000,000 in cash including acquisition costs of approximately $1,700,000. These facilities consist of 70 hydro power plants with a capacity of 650 MW (the Hydro Assets).

In connection with this acquisition, Erie Blvd. entered into a Transition Power Purchase Agreement (the Erie Sales Agreement) with Niagara Mohawk from the closing date through September 30, 2001. Under the terms of the Erie

Sales Agreement, Erie Blvd. produced and delivered tiered amounts of electric energy to Niagara Mohawk. As consideration, Erie Blvd. received capacity payments and energy revenue based on the amount of electric energy produced and sold to Niagara Mohawk. If Erie Blvd. had failed to produce contractual minimum levels of electric energy, it would have been required to pay a penalty based on formulas set forth in the Erie Sales Agreement. In the third quarter of 1999, Erie Blvd. failed to meet the minimum threshold under this contract due to a drought. This resulted in additional costs to meet the obligation of approximately $1,700,000 for the year, which are recorded in fuel expense in 1999 in the accompanying financial statements. As part of the independent valuation performed of the acquisition of the Hydro Assets, the third party considered these agreements with Niagara Mohawk and determined that such agreements were at market value. Therefore, no asset or liability related to the Erie Sales Agreements has been recognized by Orion Power.

In March 2001, Orion Power entered into a new three-year power supply agreement with Niagara Mohawk. Niagara Mohawk will pay for capacity and energy at fixed rates for all 650 megawatts of the Hydro Assets. The agreement commenced in October 2001, upon expiration of the previous power supply agreement with Niagara Mohawk.

CONSOLIDATED EDISON. On August 20, 1999, Orion Power, through its wholly owned subsidiary Astoria Generating Company, L.P. ("Astoria"), purchased certain generating assets located in New York City and assumed certain liabilities (see Notes 7 and 8) from Consolidated Edison, for approximately $550,000,000 in cash including acquisition costs of approximately $2,100,000. The Astoria facilities consist of four gas-or oil-fired plants with a capacity of 2,030 MW (the New York City Assets).

In connection with this acquisition, Astoria entered into a Transition Capacity Agreement and a Transition Energy Sales Agreement (collectively, the Astoria Sales Agreements) with Consolidated Edison. As consideration, Astoria received capacity payments and energy revenue based on the amounts of electric energy produced and sold to Consolidated Edison. The Transition Energy Sales Agreement had a term from the closing date through the commencement of the energy market administered by the NY-ISO. The Transition Energy Sales Agreement was terminated on the commencement of the NY-ISO, which occurred on November 18, 1999. The Transition Capacity Agreement had a term from the closing date through the later of (a) the earlier of (i) December 31, 2002 or (ii) the date on which Astoria receives written notice from the NY-ISO that none of the electric capacity of the Astoria assets is required for meeting the installed capacity requirements in New York City as determined by the NY-ISO, or (b) the date the NY-ISO capacity market commences. The NY-ISO capacity market began operations on May 1, 2000. Under the terms of the Astoria Sales Agreements, during the period of the Transition Energy Sales Agreement, Consolidated Edison provided all of the fuel to the Astoria facilities and received from the facilities all of the capacity and electric energy. As part of the independent valuation performed of the acquisition of the New York City Assets, the third party valued these agreements with Consolidated Edison and determined that such agreements were at market value. Therefore, no asset or liability related to these agreements has been recognized by Orion Power.

2000 ACQUISITIONS

CONSTELLATION OPERATING SERVICES, INC.. On April 26, 2000, Orion Power purchased all of the outstanding stock of the three subsidiaries of Constellation Operating Services, Inc. ("COSI"), which pursuant to certain operation and maintenance service agreements operated all of Orion Power's assets. Orion Power also acquired another subsidiary that was established to perform operations and maintenance services for the Midwest Assets following the completion of the acquisition. COSI is a wholly owned subsidiary of Constellation Energy, Inc. The purchase price was approximately $19,000,000 payable at the time of the acquisition by issuing COSI 1,219,355 shares of Orion Power common stock valued at $15.50 per share plus $100,000 cash. Orion Power has accounted for this transaction as the settlement of the operation and maintenance contracts with COSI. The entire cost of the transaction was charged to expense.

COSI agreed to assist in the transition process of operating the Orion Power assets by cooperating with Orion Power for six months following the closing. Additionally, COSI agreed to make its software available to Orion Power. Furthermore, COSI agreed to provide technical support in the form of professional, supervisory, managerial, administrative, and technical operating assistance, until the earlier of December 31, 2002, or the date of repayment in full of the New York Credit Facility (Note 5).

DUQUESNE LIGHT COMPANY. On April 28, 2000, Orion Power, through its wholly owned subsidiary Orion Power MidWest, L.P. (Orion Power MidWest) purchased seven power plants located in Ohio and Pennsylvania (the Midwest Assets) with a generating capacity of 2,861 MW from Duquesne Light Company (Duquesne). The net purchase price for the assets was approximately $1,764,000,000 in cash including approximately $17,000,000 in acquisition costs. In association with this acquisition, Orion Power MidWest assumed certain liabilities related to employee benefits and environmental remediation (See Notes 7 and 8).

The acquisition of the Midwest Assets requires Orion Power MidWest to assume Duquesne's responsibility as "provider of last resort" (Provider of Last Resort). As Provider of Last Resort, Orion Power MidWest will be obligated to supply electricity at predetermined tariff rates to all customers in Duquesne's service area who do not select another electricity supplier through December 31, 2004. While Orion Power MidWest should have the capacity to meet these obligations under the contract (POLR Contract) most of the time, there may be times when the energy required to meet the obligation may exceed the amounts that can be produced from the Midwest Assets. If the obligation exceeds Orion Power MidWest's energy production levels, Orion Power MidWest will be required to purchase additional energy from outside sources at market rates, and in certain circumstances, pay a penalty of currently $1,000 per megawatt hour. The value of this contract, at acquisition, was reviewed by independent experts and determined to be favorable. As such, an intangible asset of approximately $14,300,000 was recorded at the time of the purchase. The intangible asset is being amortized over the life of the contract.

To supplement the generating capacity to meet Orion Power's responsibilities under the Provider of Last Resort Contract with Duquesne, Orion Power purchased 698,400 net megawatt hours for the period of May through October 2000. The cost for the purchases was approximately $57,000,000 and was paid upon delivery of the energy. Orion Power resold all excess energy not required to meet the Provider of Last Resort responsibility into the market and realized the prevailing price at that time.

COLUMBIA ELECTRIC CORPORATION. On December 11, 2000, Orion Power, through its wholly owned subsidiary Orion Power Development, L.P. (Orion Power Development), acquired all the outstanding stock of Columbia Electric Corporation for approximately $209,000,000 in cash, including approximately $1,300,000 in acquisition costs. In connection with this acquisition, Orion Power agreed to assume a $334,000,000 credit facility, of which approximately $131,100,000 was outstanding at the date of the acquisition. Orion Power Development also assumed from Columbia Energy Group, former parent of Columbia Electric Corporation, construction contract and tolling agreement guarantees of approximately $5,000,000 as well as equity investment obligations of approximately $41,000,000. The facilities acquired were under various stages of development, and Columbia Electric Corporation planned to have total capacity of approximately 3,220 MW. One facility began operations in June 2001, and another is scheduled to start in the second quarter of 2002. The remaining facilities have been postponed due to capital market and economic considerations, as well as supply and demand balance in their respective markets.

The acquisition was recorded under the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition. The final allocation of the purchase price is as follows (in thousands):

            Current assets                                 $   2,906
            Property and equipment                           233,457
            Noncurrent assets                                 12,127
            Goodwill                                         102,829
            Debt and other liabilities assumed              (142,319)
                                                           ---------
                                                           $ 209,000
                                                           =========

2001 ACQUISITIONS

COMPETITIVE POWER VENTURES - ATLANTIC. In October 2001, the Company purchased one combined-cycle power project located in Florida from Competitive Power Ventures Holdings, LLC, a subsidiary of Competitive Power Ventures, Inc., for approximately $26,336,000 in cash (Atlantic Project). This is a 250 MW project located near Palm Beach with substantial expansion capability. However, at this time, the Company has decided to postpone the 250 MW Atlantic Project because of capital market and economic considerations. With improved capital market conditions and the required approvals from Florida authorities on a newly configured 500 MW design, the Company would proceed with construction in the future.

The acquisition was recorded under the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition. The purchase price allocation for this acquisition is preliminary and further refinements will be made based on final valuations. The initial allocation of the purchase price is as follows (in thousands):

                  Current assets                         $ 5,018
                  Property and equipment                  21,318
                                                         -------
                                                         $26,336
                                                         =======

4.       FUEL CONTRACTS

Orion Power has entered into various fuel contracts for oil and coal to operate its generating assets. These contracts expire at various dates through September 30, 2005. The contracts generally require the supplier to have certain quantities of fuel available but do not require a minimum purchase by Orion Power, except for certain coal contracts. Prices are set at current market indices based on the type of fuel, time of year and advance notice from Orion Power to the supplier.

5.       DEBT

CREDIT AGREEMENTS

NEW YORK CREDIT AGREEMENT. On July 30, 1999, Orion Power New York, LP (Orion
NY), a wholly owned subsidiary of Orion Power, entered into a $730,000,000 secured credit agreement. The banks agreed to provide an acquisition facility in an amount of up to $700,000,000 (the Acquisition Loans), and a revolving working capital facility in an amount of up to $30,000,000 (the Working Capital Facility) (collectively, the New York Credit Agreement). The New York Credit Agreement matures on December 31, 2002, for all indebtedness. The net proceeds under the New York Credit Agreement were used to finance the Hydro Assets and New York City Assets acquisitions.

The borrowings under each facility bear interest at a floating rate. At Orion Power NY's option, the interest rate will be determined as either the Base Rate as defined or LIBOR plus an applicable margin. The rate as of December 31, 2000 and 2001, was 8.097 percent and 5.661 percent, respectively. The Acquisition Loans and Working Capital Facility are secured by substantially all of the assets of Orion NY.

As of December 31, 2000 and 2001, Orion NY had $650,000,000 and $578,533,700 of
the Acquisition Loans outstanding, respectively. As of December 31, 2000, and 2001, Orion NY had no amounts outstanding under the Working Capital Facility. Under the Working Capital Facility, $10,000,000 is used to provide a letter of credit in favor of Consolidated Edison in conjunction with the New York City Assets acquisition.

In accordance with the New York Credit Agreement, Orion NY entered into a Deposit Account Agreement with Bank of America, N.A. Accordingly, Orion NY established 12 restricted use accounts for the disbursement of its revenues. As of December 31, 2000 and 2001, the total balance in these restricted use accounts totaled $116,478,000 and $259,432,000, respectively.

MIDWEST CREDIT AGREEMENT. On April 28, 2000, Orion Power MidWest entered into a $1,200,000,000 secured credit agreement. The banks agreed to provide acquisition loans of $1,110,000,000 (the Acquisition Loans) and a revolving working capital facility of $90,000,000 (the Working Capital Facility) (collectively, the "MidWest Credit Agreement"). In November 2001, the revolving working capital credit facility was reduced to $75,000,000. The MidWest Credit Agreement matures on October 28, 2002, for all indebtedness. The net proceeds under the MidWest Credit Agreement were used to finance the acquisition of the Midwest Assets.

As of December 31, 2000, Orion Power MidWest had $1,110,000,000 and $60,137,000 of Acquisition Loans and Working Capital Facility outstanding, respectively. As of December 31, 2001, Orion Power MidWest had $1,013,000,000 and $10,000,000 of Acquisition Loans and Working Capital Facility outstanding, respectively. Under the Working Capital Facility, Orion Power MidWest is required to provide a $10,000,000 letter of credit in favor of Duquesne as part of the POLR contract. Orion Power MidWest also maintains an additional $5,000,000 letter of credit to support various services.

The borrowings under the MidWest Credit Agreement bear interest at a floating rate. At Orion Power MidWest's option, the interest rate will be determined as either the Base Rate as defined or LIBOR plus an applicable margin. The rate as of December 31, 2000 and 2001, was 8.489 percent and 5.371 percent, respectively. The credit agreement is secured by substantially all the assets of Orion Power MidWest.

In accordance with the MidWest Credit Agreement, Orion Power MidWest entered into a Deposit Account Agreement with Bank of America, N.A. Accordingly, Orion Power MidWest established 12 restricted use accounts for the disbursement of its revenues. As of December 31, 2000 and 2001, the total balances in these restricted accounts were approximately $62,884,000 and $49,655,600, respectively.

Under the New York Credit Agreement and the MidWest Credit Agreement (collectively, the "Credit Agreements"), Orion Power New York and Orion Power MidWest are restricted from distributing cash to Orion Power. These credit agreements provide for various accounts to be created, into which all operating revenues and other cash receipts are deposited, and from which operating expenses, repayments of the loan facilities and distributions to Orion Power may be made. The lenders under each credit agreement have a security interest in all amounts on deposit in the accounts and if there is an event of default under the appropriate credit agreement, the lenders will be able to immediately exercise their security interest on any funds contained in that credit facility's accounts.

Distributions to Orion Power may only be made after satisfaction of the following - (1) all operating expenses of the applicable subsidiary; (2) all debt service payments under the appropriate credit agreement; (3) 50 percent of the Excess Cash Flow, as defined, has been used to prepay each credit agreement; and (4) any other required prepayments. After satisfaction of the aforementioned items, the Credit Agreements allow Orion NY and Orion Power MidWest to pay dividends and make other distributions to Orion Power up to the limit of $100,000,000 over the life of the New York Credit Agreement and $175,000,000 over the life of the MidWest Credit Agreement. As of December 31, 2001, no dividends or distributions had been made to Orion Power by Orion Power MidWest. Orion Power NY had made $0 and $86,466,318 in distributions to Orion Power during 2000 and 2001, respectively.

Among other restrictions, the Credit Agreements also contain customary affirmative covenants and significant negative covenants including a requirement that expenditures be within 105 percent of their budgeted amounts and that a debt service coverage ratio of at least 1.5 to 1.0 be maintained. In addition, the following events are also events of default under the New York Credit Agreement - reduction in the rule requiring New York City power retailers to procure capacity equal to at least 80 percent of forecasted peak demand from in-city generation sources to less than 75 percent and a reduction in the price cap for capacity from in-city generators from $105 per kilowatt year to less than $90 per kilowatt year.

LIBERTY CREDIT AGREEMENT. In December 2000, in connection with Orion Power's acquisition of Columbia Electric Corporation, the Company assumed a credit facility entered into by Liberty Electric Power, LLC (Liberty), a wholly-owned subsidiary of Columbia Electric Corporation. This credit facility, entered into by Liberty in July 2000, provides for the following:

(1)  a construction/term loan in an amount of up to $105,000,000;
(2)  an institutional term loan in an amount of up to $165,000,000;
(3)  an equity bridge loan in an amount of up to $41,000,000;
(4)  a revolving working capital facility for an amount of up to $5,000,000; and
(5)  a debt service reserve letter of credit of $17,500,000.

Amounts outstanding under the facility bear interest at a floating rate for a portion of the facility, which may be either the Base Rate as defined or LIBOR plus an applicable margin, and a fixed rate for the remainder.

At December 31, 2000, the interest rate was 7.81 percent on the floating rate component and 9.15 percent on the fixed rate portion. As of December 31, 2000, Orion Power Development had $73,200,000 and $74,300,000 of the floating rate and fixed rate portions of the facility outstanding, respectively. At December 31, 2001, the interest rate was 3.10 percent on the floating rate component and 9.02 percent on the fixed rate portion. As of December 31, 2001, Orion Power Development had $117,800,000 and $165,000,000 of the floating rate and fixed rate portions of the facility outstanding, respectively.

The lenders have a security interest in substantially all of the assets of Liberty and have negative pledges on other fixed assets. Liberty also pays facility fees on the working capital facility and the debt service reserve letter of credit.

The equity bridge loan matures on the earlier of October 1, 2002, or a date on which the conditions precedent to conversion to a term loan are met. The debt service reserve letter of credit becomes available for use when the conditions precedent to conversion to a term loan are met and matures five years thereafter. The working capital facility becomes available for use six months prior to the scheduled conversion date and matures five years thereafter. The construction/term loan matures on the earlier of October 1, 2002, or a date on which the conditions precedent to conversion to a term loan are met and matures 10 years thereafter. The institutional term loan has a final maturity date of April 15, 2026.

Each credit agreement, with the exception of the $41 million letter of credit issued under Orion Power Holdings in relation to the equity bridge loan of Liberty Electric, is an independent non-recourse project financing secured by the assets of the applicable borrower without recourse to any other Orion Power financing facility.

NOTES PAYABLE

In conjunction with Orion Power's acquisition of the Carr Street facility (see
Note 6), Orion Power entered into a non-interest bearing note payable with US Generating Company, LLC in the amount of $1,000,000. Payments were due annually starting November 19, 1999 through November 19, 2001. Orion Power recognized a discount (8 percent) on this note at acquisition of $141,000.

SENIOR NOTES

In April and May 2000, Orion Power issued a total of $400,000,000 of 12 percent senior notes, due 2010 (the Senior Notes). The proceeds were used to assist in the financing of the acquisition of the Midwest Assets. Interest is paid semiannually in May and November of each year. The Senior Notes are senior unsecured obligations and rank pari passu with all of Orion Power's existing and future unsecured indebtedness.

Before May 1, 2003, Orion Power may redeem up to 35 percent of the notes issued under the indenture at a redemption price of 112 percent of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, with the net cash proceeds of an equity offering provided that certain provisions under the indenture are met. Orion Power is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes.

Upon completion of the merger with Reliant Resources, each holder of the Senior Notes had the right to require Orion Power to repurchase the notes pursuant to a change of control offer as set forth in the indenture. The indenture states that Orion Power will offer a cash payment equivalent to 101% of the aggregate principal amount of the repurchased notes plus any accrued or unpaid interest through the date of purchase. The Senior Notes are not guaranteed by any of Orion Power's subsidiaries.

REVOLVING SENIOR CREDIT FACILITY

On July 27, 2000, Orion Power entered into a $75,000,000 revolving senior credit facility. The credit facility matures in December 2002. Amounts outstanding under the facility bear interest at a floating rate. The facility is unsecured and ranks pari passu with all of Orion Power's senior debt. As of December 31, 2000, there were no outstanding amounts under this facility, while $46,000,000 had been used to post letters of credit to support obligations under the Liberty project. As of December 31, 2001, there were no outstanding amounts under this facility, while a total of $69,922,000 had been used to post letters of credit related to Liberty and the Atlantic project.

CONVERTIBLE SENIOR NOTES

On June 6, 2001, Orion Power issued a $200 million aggregate principal amount of
4.50 percent convertible senior notes, due on June 1, 2008. The notes are convertible into shares of Orion Power Holdings' common stock at a conversion price of $34.19 per share, and are first subject to redemption at a premium by Orion Power on June 4, 2004. Upon completion of the merger with Reliant Resources, holders of the convertible senior notes had the right to require Orion Power to repurchase some or all of the notes at a price equal to 100 percent plus accrued and unpaid interest. Concurrent with this offering, Orion Power Holdings and certain selling stockholders completed a $355.6 million common stock offering, comprised of approximately 10,400,000 shares sold by Orion Power Holdings and approximately 2.6 million shares sold by the selling stockholders at a per share price of $27.35. A portion of the proceeds from these offerings was used to repay approximately $100 million of outstanding debt held by Orion Power Holdings' subsidiaries.

PRINCIPAL PAYMENTS ON DEBT OBLIGATIONS

The following is a schedule of principal payments due under the credit facilities and senior notes as of December 31, 2001 (in thousands):

          2002                                    $1,614,334
          After 2006                                 870,000
                                                  ----------
          Total                                   $2,484,334
                                                  ==========

Total interest expense under the debt obligations, including amortization of deferred financing costs, for the years ended December 31, 1999, 2000 and 2001, was (in thousands) $25,767, $168,670 and $202,825, respectively.

INTEREST RATE SWAP AGREEMENTS

Orion Power has entered into a number of interest rate swaps designed to fix the rate of interest on portions of its New York and MidWest Credit Facilities. Interest rate swaps consist of a total notional amount of $350,000,000 on the New York Credit Facility with an average maturity of 6 years and an average fixed rate of approximately 7.0 percent and $600,000,000 on the MidWest Credit Facility with an average maturity of 4 years and an average fixed rate of 7.4 percent. (See Note 12.)

Counterparties to the interest rate swap agreements are major financial institutions. While Orion Power may be exposed to credit losses in the event of non-performance by these counterparties, Orion Power does not anticipate losses.

6.       RELATED-PARTY TRANSACTIONS

CAPACITY SALE AND TOLLING AGREEMENT

On November 18, 1998, Carr Street, a 102 megawatt natural gas-fired facility acquired from US Generating Company, LLC, entered into a Capacity Sale and Tolling Agreement (the Sales Agreement) with CPS for a period of five years. Under the terms of the Sales Agreement, CPS provides all fuel to the Carr Street facility and receives from the facility all of the capacity, electric energy and other products generated by the facility. As consideration, Carr Street will receive capacity payments, electric revenue based on the amount of electric energy produced and sold to CPS, certain start-up fees and market steam reimbursable costs. The minimum required payment to be received by Carr Street is $3,769,000 in 2002, and $3,863,000 in 2003.

OPERATION AND MAINTENANCE SERVICES AGREEMENT

Each operating subsidiary of Orion NY entered into Operation and Maintenance Services Agreements (the O&M Agreements) with COSI for a term of five years, whereby COSI provided ongoing operating and maintenance services. Under the terms of the O&M Agreements, Carr Street, Astoria, and Erie Blvd. paid COSI for direct materials and expenses, plus a base fee and certain bonuses, as set forth in the O&M Agreements. The base fee and the bonuses were subject to annual adjustments. Expenses incurred under the O&M Agreements for the years ended December 31, 1999, and 2000, were approximately $19,846,000 and $7,900,000, respectively. See Note 3 for discussion of Orion Power's acquisition of the COSI subsidiaries that eliminated the O&M agreements.

STOCKHOLDER FEES

As part of the original stockholders agreement between CPS and GSCP and the Second Amended and Restated Stockholders Agreement, Orion Power was required to pay a total of 1 percent of the aggregate consideration paid in an acquisition to its stockholders--GSCP, CPS, Mitsubishi, and TEPCO. Orion Power paid a total of $9,750,000 in August and September 1999 to GSCP and CPS, and paid a total of $17,050,000 in June 2000, to the four primary stockholders. These payments are recognized as a distribution to stockholders in the accompanying statement of stockholders' equity.

Additionally, Goldman Sachs had the right to provide all investment banking services to Orion Power on an arms' length basis with regard to terms, conditions and pricing. In association with the investment by Mitsubishi and TEPCO on November 5, 1999 and April 28, 2000, Orion Power was required to pay a 2 percent fee to Goldman Sachs, in accordance with the Second Amended and Restated Stockholder's Agreement. The amounts of these payments are approximately $2,400,000 and $1,600,000, respectively. Orion Power charged the fee against additional paid-in capital. This amount was included in accounts payable in the consolidated balance sheets as of December 31, 2000 and 2001.

NOTES RECEIVABLE FROM OFFICERS

Certain officers were required to purchase shares of Orion Power's common stock under their employment agreements. As of December 31, 1999, these officers owed Orion Power $671,000 related to the purchase of approximately 97,500 shares of common stock and related interest. As of December 31, 2000, these officers owed Orion Power $5,916,000 related to the purchase of 742,700 shares of common stock, and accrued interest. As of December 31, 2001, the officers owed Orion Power $3,736,000 related to the purchase of 645,200 shares of common stock, and accrued interest. The Company expects the balance to be paid off in conjunction with the merger (see Note 1).

7.       RETIREMENT PLANS

As part of the acquisitions of the Hydro Assets, New York City Assets and Midwest Assets, Orion Power was required to assume the defined benefit pension plans and other postretirement benefit plans (OPEB) for employees that remained at the facilities subsequent to each acquisition. These former Consolidated Edison, Niagara Mohawk, Duquesne and First Energy employees were hired by COSI in the same capacity as with their former employers. The plans were being maintained by COSI, through the date of the COSI acquisition (see Note 3). It was the subsidiary's responsibility to fund these obligations. As of April 26, 2000, the plans were transferred to Orion Power's control.

The following table reconciles the plans' funded status to the accrued cost recorded as other long-term liabilities in the consolidated balance sheets as of December 31, 2000 and 2001 (in thousands):

                                                                    DEFINED BENEFIT PLANS                       OPEB
                                                                   -------------------------         -------------------------
                                                                     2000             2001             2000             2001
                                                                   --------         --------         --------         --------
Change in benefit obligation-
    Benefit obligation at January 1                                $ 17,398         $ 30,927         $  4,318         $ 17,405
    Benefit obligation assumed in acquisition                        10,071             --              9,504             --
    Service cost                                                      2,215            2,996              886            1,297
    Interest cost                                                     1,868            2,301              826            1,348

         Plan Amendments                                               --              2,457             --               --
    Benefits paid                                                    (1,085)          (1,121)            --                (28)
    Actuarial loss                                                      460            1,497            1,871            1,757
                                                                   --------         --------         --------         --------
    Benefit obligation at December 31                              $ 30,927         $ 39,057         $ 17,405         $ 21,779
                                                                   ========         ========         ========         ========
Change in plan assets-
    Fair value of plan assets at January 1                         $ 11,967         $ 12,264         $   --           $   --
    Actual return on plan assets                                        785              518             --               --
    Employer contributions                                              597            8,120             --                 28
    Benefits paid                                                    (1,085)          (1,121)            --                (28)
                                                                   --------         --------         --------         --------
    Fair value of plan assets at December 31                       $ 12,264         $ 19,781         $   --           $   --
                                                                   ========         ========         ========         ========
Funded status-
    Funded status of the plans at December 31                      $(18,663)        $(19,276)        $(17,405)        $(21,779)
    Unrecognized actuarial net (losses)/gains                          (887)           1,250            1,603            3,298
    Unrecognized prior service cost                                    --              2,253             --               --
Accrued benefit cost                                               $(19,550)        $(15,773)        $(15,802)        $(18,481)
                                                                   ========         ========         ========         ========

As of December 31, 2000, the defined benefit pension plan for employees covered by the Erie Boulevard Plan, included in the table above, had plan assets in excess of benefit obligations of approximately $242,000.

The components of Orion Power's net periodic benefit cost and related actuarial assumptions for the years ended December 31, 1999, 2000 and 2001, were as follows (in thousands):

                                                       DEFINED BENEFIT PLANS                           OPEB
                                                -----------------------------------        ------------------------------
                                                 1999         2000            2001         1999        2000         2001
                                                -----        -------        -------        ----       ------       ------
Components of net periodic benefit cost:
    Service cost                                $ 629        $ 2,215        $ 2,996        $238       $  886       $1,297
    Interest cost                                 517          1,868          2,301         121          826        1,348
    Expected return on plan assets               (413)        (1,017)        (1,139)        --          --           --
    Amortization of prior service cost           --             --              205         --          --           --
    Amortization of actuarial (gain)/loss        --              (38)           (19)        --          --             62
                                                -----        -------        -------        ----       ------       ------
    Net periodic benefit cost                   $ 733        $ 3,028        $ 4,344        $359       $1,712       $2,707
                                                =====        =======        =======        ====       ======       ======
     Assumptions as of December 31:
         Discount rate                           7.75%          7.75%          7.25%       7.75%        7.75%        7.25%
         Expected return on plan assets          8.50%          8.50%          8.50%        N/A          N/A          N/A
         Rate of compensation increase           4.50%          4.00%          4.00%        N/A          N/A          N/A

The assumed healthcare cost trend rates for fiscal year 2001, for Medicare eligible and non-Medicare eligible retirees is 8.5 percent; this rate is expected to decrease gradually to 5.0 percent in 2008 and remain at that level thereafter. The assumed healthcare trend rate has a significant effect on the amounts reported for the healthcare plans. A one-percentage-point change in the assumed healthcare trend rate would have the following effects:

                                               1-PERCENTAGE        1-PERCENTAGE
                                              POINT INCREASE      POINT DECREASE
                                              --------------      --------------
Increase (decrease) total service and
  interest cost components                        $   655            $   (607)
Increase (decrease) OPEB obligation               $ 4,740            $ (4,169)

During 2001, two of the defined benefit plans were amended to further clarify the Company's obligation related to the cost sharing of certain early retirement costs. These amendments clarified the cost to be borne by the prior employer for the employees' periods of service and age at the time of acquisition by the Company for those employees electing early retirement. Through this clarification, the Company was better able to segregate the total obligation to an employee electing early retirement between the Company and the prior employer. The total cost of these amendments is $2,457,000 and is being amortized over 12 years.

Effective January 1, 1999, Orion Power established a 401(k) retirement plan for the benefit of all eligible employees. The plan is for all employees of Orion Power with no minimum age or minimum service requirements. Participants may contribute up to 15 percent of their annual compensation, subject to statutory limits. Employee contributions are fully vested. Orion Power's matching contribution is discretionary and therefore will be determined on an annual basis. Employees will fully vest in any discretionary contributions ratably over five years. Orion Power made $0, $614,000, and $8,148,000 in contributions in 1999, 2000, and 2001, respectively.

8.    Commitments and Contingencies

ENVIRONMENTAL LIABILITIES

Orion Power has recorded a liability for the estimated cost of environmental remediation associated with the acquisition of the Hydro Assets and New York City Assets based on valuation reports provided by independent environmental liability assessment experts. In conjunction with these valuations, Orion Power has developed remediation plans for each item specifically identified. For environmental items at Astoria, the New York State Department of Environmental Conservation has issued consent orders requiring active investigation and remediation of past releases of petroleum and other substances by the prior owners. The consent order also contains obligations related to continuing compliance with environmental regulations. The total liability assumed and recorded by Orion NY totaled approximately $9,150,000, on an undiscounted basis. Through December 31, 2001, Orion NY had spent approximately $1,850,000 toward completion of its remediation plans and anticipates that the remaining portion will be paid out through 2009.

In association with the Midwest Acquisition, Orion Power MidWest has recorded a liability for the estimated cost of environmental remediation, based on valuations performed by independent environmental liability assessment experts. In conjunction with these valuations, Orion Power MidWest has developed remediation plans for the known liabilities. The total liability assumed by Orion Power MidWest totaled approximately $4,800,000 on an undiscounted basis and is recorded in other long-term liabilities. Through December 31, 2001 no funds had been spent toward completion of its remediation plans. Management anticipates that the remaining portion will be paid out through 2009.

On an ongoing basis, Orion Power monitors its compliance with environmental laws. Due to the uncertainties associated with environmental compliance and remediation activities, future costs of compliance or remediation could be higher or lower than the amount currently accrued.

TAX SAVINGS SHARING AGREEMENT WITH NIAGARA MOHAWK

As part of the acquisition of the Hydro Assets, Orion NY has entered into a tax savings sharing agreement with Niagara Mohawk. Niagara Mohawk will receive 25 percent of any funds received from settlement of prior Niagara Mohawk filed property tax litigation or future property tax reduction agreements not to exceed $20,000,000. Since this amount due to Niagara Mohawk is contingent on future events, amounts due to Niagara Mohawk will only be recognized when a settlement has been reached with a local jurisdiction and related payment received. In 2000, no such payments were received from local tax jurisdictions that would require Orion NY to make payment to Niagara Mohawk. In 2001, Orion NY received a favorable ruling from one local jurisdiction and accrued approximately $1,000,000 to be paid to Niagara Mohawk.

TURBINE PURCHASES

In September 2000, Orion Power entered into a letter of intent for the delivery over the next four years of 10 combustion turbine generators from Siemens Westinghouse Power Corporation as part of the repowering and new development efforts. The total purchase price made is approximately $372,000,000, substantially all of which is payable at various times in 2002 through 2004. As part of Orion Power's acquisition of Columbia Electric Corporation, Orion Power acquired the rights to purchase eight additional turbine generators, which will be installed in the projects under construction. In February and March 2001, the Company entered into two letters of intent for delivery of turbine generators for the Company's development projects for a total of approximately $287,300,000. The Company signed purchase contracts in August 2001 for turbines within these letters of intent related to the Kelson Ridge facility. In conjunction with the Company's acquisition of the Atlantic project, the Company assumed a turbine purchase agreement for $37,500,000. As of December 31, 2001, the Company has committed to pay approximately $697,000,000 for turbine purchase of which $570,000,000 remains outstanding.

LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

As of December 31, 2001, approximately 61 percent of the Company's employees are subject to one of five collective bargaining agreements. Such agreements expire at various times between April 2003 through May 2006.

LEASES

Orion Power and its subsidiaries have entered into various noncancelable operating lease arrangements for office space, storage space, office furniture and vehicles. These leases terminate at various dates through December 2021.

On November 10, 1999, Erie Blvd. entered into a capital lease arrangement for the land at the Watertown hydroplant located in Potsdam, New York. This land will house a maintenance facility and a regional headquarters for the Hydro Assets. The lease began at the completion of the facility, in October 2000, and expires in 2014. Under the terms of the lease, the monthly payments are $10,500. Erie Blvd. has the option to purchase the land for $450,000 at the end of the lease term.

Future minimum payments due under these leases are as follows (in thousands):

   Year ending December 31,                     Capital        Operating
   ------------------------                    --------        ---------
   2002                                        $    126        $  1,670
   2003                                             126           1,681
   2004                                             126           1,678
   2005                                             126           1,156
   2006                                             126             519
   Thereafter                                     1,019           5,080
                                               --------        --------
                                                  1,649          11,784
   Interest portion                                (522)            --
                                               --------        --------
   Total                                       $  1,127        $ 11,784
                                               ========        ========

Total rental expense for the years ended December 31, 1999, 2000 and 2001, was (in thousands) $373, $1,831, and $1,795, respectively.

LITIGATION AND CLAIMS

Orion Power is directly or indirectly involved in various pending lawsuits and claims. Litigation reserves are recorded when a loss is determined to be probable and the amount can be reasonably estimated. In the opinion of management, the ultimate outcome of the claims will not have a material impact on Orion Power's financial position or the results of its operations.

During 2000 and 2001, Orion Power, through Orion NY, provided certain services to Con Edison under the local electric system reliability rules. Con Edison has questioned its obligation to make separate payment to Orion Power related to these services. As of December 31, 2001, the amount requested by Orion Power for these services was approximately $36,000,000. Since Orion Power management and its counsel cannot reasonably estimate the amount Orion Power will ultimately collect, no amount has been recognized in these consolidated financial statements. The parties are discussing resolution to this item. At such time as this issue is resolved, Orion Power will recognize the gain, if any.

9.    STOCK OPTION PLAN

On May 21, 1998, Orion Power adopted the 1998 Stock Incentive Plan (the "Plan") to provide for granting of stock options and other equity based awards to directors, officers, employees, and consultants. The Plan, as amended, provides that up to 7,500,000 shares of common stock may be issued pursuant to such options and other awards. Stock options may be granted at an exercise price as determined by the Board of Directors or a committee designated by the Board of Directors. Options generally are granted at fair market value at the date of grant, are exercisable in installments beginning one year from the date of grant, and expire 10 years after the date of grant. The plan permits the issuance of either incentive stock options or non-qualified stock options.

Orion Power utilizes the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation," which defines a "fair value based method" of accounting for stock-based compensation and applies APB Opinion No. 25 and related interpretations in accounting for its stock option and stock purchase plans.

Orion Power has granted options to acquire shares of its common stock at an exercise price less than the fair value of Orion Power's common stock. As of December 31, 2001, Orion Power has recognized deferred compensation of $4,768,000 to be amortized over the three-year vesting period. Orion Power recorded $106,000, $1,303,000 and $1,596,000 of compensation expense related to these options for the years ended December 31, 1999, 2000 and 2001, respectively.

THE FOLLOWING SUMMARIZES OPTIONS GRANTED TO DIRECTORS, OFFICER AND EMPLOYEES:

                                                 Number        Weighted-average
                                                of shares       exercise price
                                                ---------      ----------------
Outstanding at December 31, 1998                   49,970          $ 10.00
     Granted                                    1,621,014            10.82
                                                ---------
Outstanding at December 31, 1999                1,670,984            10.79
     Granted                                    3,598,571            17.28
     Forfeited                                    (32,176)          (14.91)
                                                ---------
Outstanding at December 31, 2000                5,237,379            15.23
     Granted                                      468,000            24.10
     Forfeited                                    (37,128)          (20.72)
     Exercised                                   (165,906)          (10.67)
                                                ---------
Outstanding at December 31, 2001                5,502,345            16.17
                                                =========
Options exercisable at December 31, 1999          118,163            10.00
                                                ---------
Options exercisable at December 31, 2000          678,352            10.66
                                                ---------
Options exercisable at December 31, 2001        1,871,744            13.08
                                                ---------

Exercise prices for options outstanding as of December 31, 2001, ranged from $10 to $29.80. The following table provides certain information with respect to stock options outstanding at December 31, 2001:

                                                               Weighted-average
                                                                   remaining
                            Stock options   Weighted-average   contractual life
Range of exercise prices     outstanding     exercise price       (in yrs.)
-------------------------------------------------------------------------------
$10.00 - $15.50               2,833,345           $12.03            8.47
$15.51 - $20.00               2,308,000            19.84            8.92
$20.01 - $29.80                 361,000            25.24            9.44
-------------------------------------------------------------------------------
                              5,502,345           $16.17            8.72
-------------------------------------------------------------------------------

The following table provides certain information with respect to stock options exercisable at December 31, 2001:

                                    Stock options              Weighted-average
Range of exercise prices             exercisable                exercise price
-------------------------------------------------------------------------------
$10.00 - $15.50                      1,492,415                         $11.31
$15.51 - $20.00                        375,478                         $20.00
$20.01 - $29.80                          3,851                         $26.53
-------------------------------------------------------------------------------
                                     1,871,744                         $13.08
-------------------------------------------------------------------------------

The weighted-average fair values at date of grant for options granted during 1999, 2000 and 2001 were $8.96, $15.60, and $9.64, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                     1999             2000           2001
---------------------------------------------------------------------------
Expected life in years                 10               10             10
Risk-free interest rate              5.12%            5.11%          5.03%
Volatility                          16.40%           35.00%          9.80%
Dividend yield                        --               --              --
---------------------------------------------------------------------------

Orion Power's pro forma information for the years ended December 31, 1999, 2000 and 2001, prepared in accordance with the provisions of SFAS No. 123, is provided below. For purposes of pro forma disclosures, stock-based compensation is amortized to expense on a straight-line basis over the vesting period.

(Dollars in thousands, except
 per share amounts)                          1999          2000       2001
---------------------------------------------------------------------------
Pro forma net income                        $4,711       $17,853    $86,071
Pro-forma net income per common share -
    basic                                    $0.33         $0.29      $0.87
Pro forma net income per common share -
    assuming dilution                        $0.32         $0.28      $0.83
---------------------------------------------------------------------------

10.      INCOME TAXES

The sources of and differences between the financial accounting and tax basis of Orion Power's assets and liabilities which give rise to the net deferred tax assets and net deferred tax liabilities as of December 31, 2000 and 2001, respectively, are as follows (in thousands):

                                                                        2000                             2001
                                                              -------------------------         ------------------------
                                                              Current         Long-Term         Current        Long-Term
                                                              --------        ---------         -------        ---------
Accumulated deferred income taxes:
     Deferred tax assets-
           Accruals and Prepaids                              $ 15,352         $  1,090         $ 5,112         $  1,128

               Net operating loss and credit
                 carryforwards                                    --              5,853             655           10,084
           Amortization differences on
             intangibles                                           517            6,720             364            2,119
           Long-term liabilities assumed in
             Acquisitions                                         --             17,964            --             18,533
           Deferred compensation                                  --                532            --              1,178

                Derivative contracts                              --               --              --             25,188
           Acquisition costs                                       122            3,172             122              290
                                                              --------         --------         -------         --------
Total deferred tax assets                                       15,991           35,331           6,253           58,520
                                                              --------         --------         -------         --------
     Deferred tax liabilities-
           Depreciation differences on property and
             equipment                                            --            (25,582)           --            (43,555)
           Difference in asset basis of property
             and equipment                                        --            (18,680)           --            (16,169)
                Derivative contracts                              --               --            (2,499)            --

           Other                                                (1,071)            --              --               --
                                                                                                                --------
Total deferred liabilities                                      (1,071)         (44,262)         (2,499)         (59,724)
                                                              --------         --------         -------         --------
Net accumulated deferred income tax assets
  (liabilities)                                               $ 14,920         $ (8,931)        $ 3,754         $ (1,204)
                                                              ========         ========         =======         ========

The components of the income tax provision for the years ended December 31, 1999, 2000 and 2001, are as follows:

                                       1999           2000           2001
                                     --------       --------       --------
Current:
     Federal                         $  1,378       $ 14,417       $ 27,323
     State                                401         13,825         (3,390)
                                     --------       --------       --------
                                        1,779         28,242         23,933
                                     --------       --------       --------
Deferred:
     Federal                            2,418          1,079         27,110
     State                                599         (9,079)         3,876
                                     --------       --------       --------
                                        3,017         (8,000)        30,986
                                     --------       --------       --------
Total income tax provision           $  4,796       $ 20,242       $ 54,919
                                     --------       --------       --------

The tax provision differs from the amounts obtained by applying the statutory U.S. Federal income tax rate to pre-tax income from operations. The differences are reconciled as follows (in thousands):

                                                   1999      2000        2001
                                                  ------    -------    --------
Income tax provision computed at Federal
  statutory rates                                 $3,660    $17,073    $ 54,433

Permanent differences                                484         84          93
State income taxes, net of Federal income
  tax benefit                                        650      3,085      10,793
State tax credits                                      2       --       (10,400)
                                                  ------    -------    --------
Total                                             $4,796    $20,242    $ 54,919
                                                  ======    =======    ========

As of December 31, 2001, the Company had state net operating loss and credit carryforwards of (in thousands) $13,903, which are due to expire in tax years 2011 through 2021.

The rate reductions for the twelve months ended December 31, 2000 and 2001, respectively, are related to the implementation of several tax planning strategies, including utilization of several tax savings incentive programs, primarily focused on the high tax jurisdictions in which the Company has substantial operations.

11.      EARNINGS PER SHARE

The impact of 2,500 stock options from the second quarter of 2000, 2,077,000 stock options from the fourth quarter of 2000, and 1,420, 36,146, and 5,715 from the second, third and fourth quarters of 2001, respectively, have been excluded from diluted shares outstanding due to their antidilutive effect. The following table shows the computation of Orion Power's basic and diluted EPS for 1999, 2000 and 2001 (in thousands, except share and per share data).

                                                   NET INCOME           SHARES          AMOUNT
                                                   ----------           ------          ------
For the year ended December 31, 1999:
     Basic EPS-                                     $  5,662          14,344,400        $0.39
         Effect of dilutive securities:
             Stock options                              --                83,700
             Warrants                                   --               518,800
                                                    --------         -----------
     Diluted EPS-                                   $  5,662          14,946,900        $0.38
                                                    ========         ===========        =====
For the year ended December 31, 2000:
     Basic EPS-                                     $ 28,539          61,755,269        $0.46
         Effect of dilutive securities:
             Stock options                              --               480,364
             Warrants                                   --             2,202,685
                                                    --------         -----------
     Diluted EPS-                                   $ 28,539          64,438,318        $0.44
                                                    ========         ===========        =====
For the year ended December 31, 2001:
     Basic EPS-                                     $100,603          99,070,881        $1.02
         Effect of dilutive securities:
             Stock options                              --             1,163,367
             Warrants                                   --             3,936,450
             Convertible securities                    3,414           3,413,894
                                                    --------         -----------
     Diluted EPS-                                   $104,017         107,584,592        $0.97
                                                    ========         ===========        =====

(a) - Basic shares are calculated on a weighted average.

Upon completion of the merger with Reliant, all outstanding options and warrants become fully vested and payable. The merger was completed on February 19, 2002 (see Note 1) and all options and warrants were paid out in cash at the stated merger price of $26.80 per share.

12. DERIVATIVES, MARKET AND CREDIT RISKS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses derivative instruments to manage exposures to interest rate and commodity price risks. The Company's objectives for holding derivatives are to minimize the variability in the Company's cash flow using the most effective methods to eliminate or reduce the impacts of these risks. The Company does not use derivative instruments for speculative or trading purposes.

INTEREST RATE RISK

The Company's debt service payments from its credit facilities are subject to interest rate risk resulting in variability in future cash flows. The Company uses pay-fixed interest rate swaps to mitigate the risk of increasing interest rates for a portion of the Company's floating rate debt. These derivatives serve to hedge the Company's exposure to cash flow variability for future interest payments in the event of significant changes in interest rates.

COMMODITY PRICE RISK

The Company executes both physical and financial commodity contracts to serve as economic hedges of certain commodity purchase and sale activity. These contracts serve to hedge price volatility for some aspects of its operations due to inflation, rising fuel costs, and flat or decreasing energy prices. The Company executes financial contracts for the forward sale of electricity, the forward purchases of natural gas and oil as well as financial tolling contracts. The forward sales of electricity are treated as cash flow hedges of the forecasted electricity sales, with the exception of one long-term contract, which is classified as no hedging designation. The fair value changes of all contracts that are not designated in qualifying hedge accounting relationships are recorded in earnings. The net gain attributable to the change in these derivative contracts included in the operating expenses on the accompanying consolidated statements of operations was approximately $11,919,000 for the year ended December 31, 2001. The Company's use of derivative instruments, whether designated as an accounting hedge or not, is designed to lock in energy sale prices and the associated fuel costs to effectively create a fixed energy margin.

As of December 31, 2001, the maximum length of time over which the Company has hedged its exposure to the variability in future cash flows associated with commodity price risk is through September 2005. The maximum length of time over which the Company has hedged its exposure to the variability in future cash flows associated with interest rate risk is through March 2010.

Ineffectiveness associated with the Company's qualifying cash flow hedges is immaterial for the year ended December 31, 2001. The Company's estimated net derivative gains or losses included in accumulated other comprehensive loss as of December 31, 2001, that are expected to be reclassified into earnings within the next twelve months are a net gain of approximately $7,100,000. The actual amounts reclassified from accumulated other comprehensive loss to earnings can differ as a result of market price changes.

The schedule below summarizes the activities affecting accumulated other comprehensive loss, from derivative instruments for the year ended December 31, 2001(in thousands):

Beginning derivative losses included in accumulated other
  comprehensive loss at January 1, 2001                              $ 56,975

Net loss from current period hedging transactions and price changes    10,677
Net reclassification to earnings                                       10,956
Tax effect                                                            (27,547)
                                                                     --------
Ending accumulated other comprehensive loss at December 31, 2001     $ 51,061
                                                                     ========

MARKET RISK

Market risk is the potential loss Orion Power may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. Orion Power's exposure to market risk is determined by a number of factors, including the size, duration, composition, and diversification of positions held, the absolute and relative levels of interest rates, as well as market volatility and illiquidity. The most significant factor influencing the overall level of market risk to which Orion Power is exposed is its use of hedging techniques to mitigate such risk. Orion Power manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies. Orion Power's risk management policies limit the amount of total net exposure and rolling net exposure during stated periods. These policies, including related risk limits, are regularly assessed to ensure their appropriateness given Orion Power's objectives.

CREDIT RISK

Orion Power is exposed to losses in the event of nonperformance by counterparties to its derivative instruments. Credit risk is measured by the loss Orion Power would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. Orion Power has established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate Orion Power's exposure to counterparty credit risk. Additionally, Orion Power may require counterparties to pledge additional collateral when deemed necessary.

Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. Orion Power monitors credit risk on both an individual and group counterparty basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, interest, taxes and other accounts payable, accrued expenses, notes payable and long-term debt. The fair value of these financial instruments, except for notes payable, senior notes, convertible senior notes and the fixed rate component of the Liberty Credit Facility, approximates their carrying value as of December 31, 2001, due to their short-term nature or due to the fact that the interest rate paid on the debt is variable.

The carrying amount of the notes payable, senior notes, convertible senior notes and the fixed component of the Liberty Credit facility as of December 31, 2000 and 2001, was approximately $474,300,000 and $765,000,000, respectively, with a fair value of approximately $529,289,000 and $865,812,000, respectively. The fair value was estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate and the approximate carrying value based on quoted market prices for similar types of borrowing arrangements.

The fair value of interest rate swap agreements is estimated by determining the difference between the fixed payments on the agreements and what the fixed payments would be based on current market fixed rates for the appropriate maturity, then calculating the present value of that difference for the remaining terms of the agreements at current fixed market rates. The estimated value of interest rate swap agreements was a liability of approximately $56,500,000 and $85,700,000 at December 31, 2000 and 2001, respectively.

13.      STOCKHOLDERS' EQUITY

In accordance with the Second Amended and Restated Stockholder's Agreement (the Agreement) dated November 5, 1999, the stockholders were required to purchase common stock when capital was needed for the acquisition and management of portfolio assets, as defined in the Agreement. As of April 28, 2000, the stockholders had fulfilled their commitments under the Agreement.

The Agreement also states that at the time of a capital call, Orion Power shall issue warrants to GSCP and CPS for shares of Orion Power common stock in accordance with certain formulas, as defined in the Agreement. Under the terms of the original stockholders agreement between CPS and GSCP, only GSCP was entitled to receive warrants. The warrants will have an exercise price equal to the subscription price of the common stock ($10.00 or $15.50) and expire on the tenth anniversary of their issuance. The warrant holder may exercise the warrants for an equivalent number of shares of Orion Power common stock when accompanied by payment of the full exercise price. The warrant holder may also exercise the warrant without payment and would be entitled to a number of shares of Orion Power common stock equivalent to (x) the difference between the aggregate Current Market Price, as defined, less the aggregate exercise price, divided by (y) the Current Market Price of one share of common stock. As of December 31, 2000 and 2001, 6,400,400 warrants had been issued by Orion Power to GSCP and 705,900 warrants have been issued to Constellation Holdings, Inc., respectively. No warrants have been exercised as of December 31, 2001, and accordingly, all warrants are outstanding. No more capital is subject to call under this agreement and no more warrants are issuable.

In March 1998, November 1998, December 1998, June 1999, July 1999, September 1999 and April 2000, GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Enterprises made equity investments pursuant to capital calls based upon their respective commitments. These funds were primarily used to finance acquisitions. GS Capital Partners II, L.P. and affiliated investment partnerships purchased 30,000,000 shares and Constellation Enterprises and affiliates purchased 17,500,000 shares pursuant to those capital calls. Pursuant to the stockholders' agreement, in connection with several capital calls, we issued warrants to GS Capital Partners II, L.P. and affiliated investment partnerships to purchase a total of 5,034,257 shares of our common stock at an exercise price of $10.00 per share and 1,366,143 shares at an exercise price of $15.50 per share, and to Constellation Enterprises to purchase a total of 705,900 shares at an exercise price of $10.00 per share. All of these warrants expire ten years from the date of issuance.

In April 2000, our existing stockholders made equity investments to help finance the acquisition of the assets located in Ohio and Pennsylvania. First, all our existing stockholders satisfied their remaining commitments under the stockholders' agreement at $10.00 per share for GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Enterprises and at $15.50 per share for affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. Second, GS Capital Partners II, L.P. and affiliated investment partnerships invested approximately $69 million and Constellation Enterprises invested approximately $31 million over and above the amount that they had previously committed to invest pursuant to the stockholders' agreement at $15.50 per share.

On November 14, 2000, the Company completed its initial public offering in the amount of $550.0 million, comprised of 31,625,000 shares. Net proceeds were approximately $443.5 million, approximately $209 million of which were used to acquire Columbia Electric Corporation. The remaining $243.5 million will be used for other acquisitions and/or development projects and for general corporate purposes, of which $100.0 million was used to fund construction of the Ceredo Generating Station, $23.5 million was used for general corporate operating expenses, and $120.0 million remained available as cash at December 31, 2000. The proceeds were invested in AAA-rated short-term securities and will continue to be until the funds are appropriately deployed. None of such payments were made to directors, officers or 10% or more stockholders or to any associates or affiliates of the foregoing.

On June 6, 2001, the Company completed a $355,600,000 common stock offering, comprised of 10,400,000 shares sold by the Company and 2,600,000 shares sold by certain selling stockholders at a gross per share offering price of

$27.35, resulting in net proceeds to the Company of approximately $272,600,000. Concurrent with this offering, the Company completed a $200,000,000 offering of 4.50% convertible senior notes (see Note 5). The net proceeds from these offerings are being used by the Company to repay debt and to fund the development of a generating station. Additionally, excess proceeds will be used to fund future acquisitions.

14.      QUARTERLY FINANCIAL DATA (UNAUDITED)

Orion Power's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including, but not limited to, the timing and size of acquisitions, the completion of development projects, and variations in levels of production. The following quarterly information is in thousands, except for per share amounts.

                                                          QUARTER ENDED
                                         ---------------------------------------------------
                                         March 31       June 30    September 30  December 31
                                         --------       -------    ------------  -----------
2001

Operating Revenues                       $274,251      $305,561      $366,999      $231,569
Operating Income                         $ 73,379      $ 82,973      $138,954      $ 41,512
Net Income (Loss)                        $ 15,117      $ 21,334      $ 64,874      $   (722)
Net Income (Loss) per share - basic      $   0.16      $   0.22      $   0.63      $  (0.01)
Net Income (Loss) per share - diluted    $   0.15      $   0.21      $   0.58      $  (0.01)

2000

Operating Revenues                       $105,506      $236,168      $343,010      $272,885
Operating Income                         $ 28,918      $ 65,689      $ 59,586      $ 47,977
Net Income                               $  8,294      $  5,456      $  3,921      $ 10,868
Net Income per share - basic             $   0.23      $   0.09      $   0.05      $   0.13
Net Income per share - diluted           $   0.22      $   0.09      $   0.05      $   0.13